Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary Name	Parent Company	Jurisdiction of Incorporation
Alphatec Spine, Inc.	Alphatec Holdings, Inc.	California
Alphatec Pacific, Inc.	Alphatec Spine, Inc.	Japan
Alphatec Spine GmbH	Alphatec Spine, Inc.	Germany
Milverton Ltd.	Alphatec Spine, Inc.	Hong Kong
Cibramed Produtos Medicos Ltda — EPP	Alphatec Spine, Inc.	Brazil
Alphatec Holdings International C.V.	Alphatec Holdings, Inc.	The Netherlands
Alphatec International LLC	Alphatec Holdings International C.V.	Delaware
Cooperative Alphatec Holdings Europa U.A.	Alphatec Holdings International C.V.	The Netherlands
Japan Ortho Medical, Inc.	Alphatec Pacific, Inc.	Japan
Scient’x S.A.S.	Cooperative Alphatec Holdings	France
Europa U.A.
Surgiview S.A.S.	Scient’x S.A.S.	France
Scient’x Asia Pacific PTE. LTD.	Scient’x S.A.S.	Singapore
Scient’x Australia PTY. LTD.	Scient’x S.A.S.	Australia
Scient’x U.S.A., Inc.	Scient’x S.A.S.	Florida
Scient’x Italia S.R.L.	Scient’x S.A.S.	Italy
Scient’x (U.K.) Limited	Scient’x S.A.S.	United Kingdom